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                                                                 EXHIBIT 99.1

                                  PRESS RELEASE

CONSORCIO G GRUPO DINA, S.A. DE C.V. AND MCII HOLDINGS (USA), INC. ANNOUNCE EXPIRATION OF TENDER OFFER WITH RESPECT TO THEIR SENIOR SECURED DISCOUNT NOTES DUE 2002 AND DINA TRUCKS (USA), L.L.C.'S SENIOR SECURED GUARANTEED NOTES DUE 2000, OFFERING OF NEW NOTES, EXECUTION OF NEW CREDIT FACILITY, REDEMPTION OF REMAINING SENIOR SECURED DISCOUNT NOTES DUE 2002 AND EQUITY INVESTMENT BY JOSEPH, LITTLEJOHN AND LEVY INC.

DES PLAINES, IL, June 16, 1999. Consorcio G Grupo Dina, S.A. de C.V. ("Grupo Dina") and MCII Holdings (USA), Inc. ("MCII Holdings") announced today that as of 10:00 a.m., New York City time, Wednesday June 16, 1999 (the "Expiration Time"), Grupo Dina's previously announced tender offers (the "Tender Offers") to purchase up to all of (a) the Senior Secured Discount Notes due 2002 (the "Discount Notes") issued by Grupo Dina and MCII Holdings, and (b) the Senior Secured Guaranteed Notes due 2000 (the "Guaranteed Notes") issued by Grupo Dina's wholly-owned subsidiary, Dina Trucks (USA), L.L.C., and guaranteed by Grupo Dina and Dina Camiones, S.A. de C.V., had expired and that all notes tendered were accepted for purchase. As of the Expiration Time, approximately
(a) $206,429,490 principal amount, or 99.9% of outstanding Discount Notes, and
(b) $35,000,000, or 100% of outstanding Guaranteed Notes, had been validly tendered and not withdrawn.

         The total consideration for the Discount Notes and Guaranteed Notes is identical: (a) tender offer consideration of $980 per $1,000 of notes, plus (b) a consent payment of $20 per $1,000 of notes, plus (c) accrued interest.

         Grupo Dina also announced today that its subsidiary, Transportation Manufacturing Operations, Inc. ("TMO"), closed its previously-announced private placement of $152,250,000 of 11-1/4% Senior Subordinated Notes due 2009 (the "11-1/4% Notes") at a price of 98.575% of the 11-1/4% Notes' stated principal amount and entered into a new $450 million senior secured credit facility (the "Credit Facility") comprised of (a) a $333 million seven-year term loan and (b) $117 million in available revolving credit commitments. TMO will use the proceeds from the sale of the 11-1/4% Notes, borrowings under the Credit Facility and cash on hand to fund the payment of consideration and costs of the Tender Offers and to retire other outstanding indebtedness of Grupo Dina and its subsidiaries.

         The offer and sale of the 11-1/4% Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act.

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         Grupo Dina also announced today that it will call for redemption all
Discount Notes that were not purchased in the Tender Offer on July 19, 1999. Discount Notes will be redeemed for cash at a redemption price of $1,021.33 per $1,000 principal amount, which amount includes $21.33 in interest accrued since the last interest payment date through the redemption date.

         The debt refinancings of Grupo Dina and its subsidiaries were undertaken in conjunction with the previously announced sale by Grupo Dina of a 61% interest in MCII Holdings to an investment group led by Joseph Littlejohn & Levy, Inc. for $125 million. The remaining 39% of MCII Holdings' equity will continue to be retained by Grupo Dina.

         MCII is the leading designer, manufacturer and distributor of long distance motor coaches in the U.S. and Canada with a market share in excess of 50%. MCII also produces replacement parts for motor coaches and transit buses, and sells conversion shells and used coaches through its operating companies. In Mexico and Latin America, Dina is a leading supplier of medium and heavy-duty trucks.


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